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                                                                    EXHIBIT 10.4

                      SUMMARY OF PVC CONTAINER CORPORATION
               LONG-TERM MANAGEMENT INCENTIVE COMPENSATION PROGRAM

      On December 10, 2004, the board of directors of PVC Container Corporation (the "Company") approved a long-term management incentive compensation program (the "Long-Term Program") that entitles the Company's key management personnel to a one-time cash payment equal to a percentage of the incremental equity value of the Company in the event there is change in control of the Company. The following management personnel are eligible to participate in the Long-Term
Program: the chief executive officer, the chief financial officer, vice president - operations, vice president - quality, vice president - sales and vice president - marketing.

      There is no formally adopted plan document for the Long-Term Program.

      The range of payouts per participant for the fiscal year 2005 under the Long-Term Program is 0.6% to 3.5% of the incremental equity value of the Company, which is based on the Company's earnings before interest, taxes, depreciation and amortization.